CITIBANK, N.A.
388 Greenwich Street
New York, New York  10013

July __, 2012

Balfour Beatty plc
130 Wilton Road
London, United Kingdom
SW1V 1LQ
Attention:  Company Secretary

Balfour Beatty plc – Change in the ADS-to-Share Ratio

Ladies and Gentlemen:

Reference is made to the Deposit Agreement, dated as of June 18, 2012 (the “Deposit Agreement”), by and among Citibank, N.A., as Depositary (the “Depositary”), Balfour Beatty plc (the “Company”), and all Holders and Beneficial Owners of American Depositary Shares (“ADSs”) issued thereunder, each ADS representing two (2) Shares (as defined in the Deposit Agreement).  Capitalized terms used herein without definition shall have the meaning assigned thereto in the Deposit Agreement.

The Depositary and the Company agree that, effective as of July __, 2012, the ADS to Share ratio will be two (2) Shares to one (1) ADS and that the Depositary will file a copy of the form of ADR that evidences the ADSs and that reflects the new ADS-to-Share ratio pursuant to Rule 466 under the Securities Act, in respect of Post-Effective Amendment No. 1 to Form F-6 Registration Statement (Reg. No. 333-181753).

This letter agreement amends the Deposit Agreement, but is not intended to materially prejudice any substantial existing rights of Holders or Beneficial Owners of ADSs.  The Depositary will mail to the holders of ADSs a notice of ratio change substantially in form of Exhibit A hereto.

The Company and the Depositary will make reference to the terms of this letter agreement in, and attach an executed copy hereof to, the next Registration Statement on Form F-6 (or the next amendment thereto) filed with the Securities and Exchange Commission in respect of the ADSs.

This letter agreement shall be interpreted in accordance with, and all the rights and obligations hereunder shall be governed by, the laws of the State of New York without regard to the principles of conflicts of law thereof.

The Company and the Depositary have caused this letter agreement to be executed and delivered on their behalf by their respective officers thereunto duly authorized as of the date set forth above.

CITIBANK, N.A.,
as	Depositary

By:
Name:
Title:
Date:

Acknowledged and Agreed:

Balfour Beatty plc

By:
Name:
Title:
Date: